EXHIBIT 10.1

FLOWSERVE CORPORATION
EXECUTIVE OFFICER SEVERANCE PLAN

Amended and Restated Effective August 17, 2022

Article I
Introduction

Flowserve Corporation established and adopted the Flowserve Corporation Executive Officer Severance Plan (the “Plan”), effective as of January 1, 2007, to provide financial and transitional assistance to Eligible Executive Officers who separate from the Company or a Subsidiary due to a Reduction-in-Force or due to a termination of employment without Cause in order to assure the Company of the continued attention and dedication to duty of Eligible Executive Officers and to ensure the continued availability of service by Eligible Executive Officers during periods of work force reduction or reorganization. The Plan was formerly known as the Flowserve Corporation Officer Severance Plan. The Company previously amended and restated the Plan effective January 1, 2010, June 1, 2012, February 14, 2017, and November 2, 2018. The Company hereby amends and restates the Plan as set forth herein effective as of August 17, 2022 (the “Effective Date”). The Plan is intended to constitute an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Except as otherwise provided below, as of the Effective Date, the Plan replaces any and all severance pay plans, policies, practices, arrangements or programs, written or unwritten, that the Company may have had in effect for its Eligible Executive Officers from time to time prior to the Effective Date; any Eligible Executive Officer whose employment is terminated on or after the Effective Date shall not be entitled to any severance benefits other than those set forth herein. Notwithstanding the foregoing, nothing in the Plan shall adversely affect the rights an individual Eligible Executive Officer may have to severance payments under the Flowserve Corporation Change in Control Severance Plan (or any successor plan thereto) (the “CIC Plan”) or any written agreement executed by and between the Company or a Subsidiary and that Eligible Executive Officer (a “Severance Agreement”), including, without limitation, any restrictive covenant agreement by and between the Company or a Subsidiary and an Eligible Executive Officer (a “Restrictive Covenant Agreement”); provided, however, that in the event any Eligible Executive Officer that is a party to a Severance Agreement or who is eligible for benefits under the CIC Plan suffers a termination of employment and is entitled to and is receiving the severance benefits intended to be provided under his or her Severance Agreement or the CIC Plan, such Eligible Executive Officer shall not be entitled to receive severance benefits pursuant to the Plan, unless such Eligible Executive Officer is entitled to severance benefits pursuant to a Restrictive Covenant Agreement, in which case, such Eligible Executive Officer shall receive benefits under such agreement first, and then shall be eligible for benefits under the Plan to the extent such benefits are not duplicative of the benefits previously paid pursuant to such agreement, with the maximum severance benefits payable to such Eligible Executive Officer under both the Plan and such agreement equal to the maximum aggregate benefit payable to such Eligible Executive Officer under the Plan.

A. Definitions
The words used in the Plan shall have the respective meanings set forth below. Except as otherwise indicated by the context, the definition of any term herein in the singular shall also include the plural, and vice versa.
a.Administrator means the Chief Human Resources Officer of the Company, or, if the claim for benefits hereunder affects the Chief Human Resources Officer of the Company, such entity or individual as may be designated by the Organization and Compensation Committee.
b.Appeals Administrator means the Chief Executive Officer of the Company, or, if the claim for benefits hereunder affects the Chief Executive Officer, such entity or individual as may be designated by the Organization and Compensation Committee.
c.Cause means: (a) the willful and continued failure by an Eligible Executive Officer to substantially perform his or her duties with the Company or a Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Eligible Executive Officer by the Company’s board of directors (the “Board”) which specifically identifies the manner in which the Board believes that he or she has not substantially performed his or her duties; or (b) the willful engaging by an

Eligible Executive Officer in conduct materially and demonstrably injurious to the Company, monetarily or otherwise; provided, however, that if the Eligible Executive Officer has entered into an employment agreement that is binding as of the date of the event or action otherwise determined to be “Cause,” and if such employment agreement defines “Cause,” such definition of “Cause” shall apply. No act, or failure to act, shall be considered “willful” if, in the Eligible Executive Officer’s sole judgment, the action or omission was done, or omitted to be done, in good faith and with a reasonable belief that his or her action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Eligible Executive Officer shall not be deemed to have terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire authorized membership of the Board (excluding the Eligible Executive Officer, if applicable), at a meeting of the Board, called and held for the purpose (after reasonable notice to the Eligible Executive Officer and an opportunity for the Eligible Executive Officer, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Eligible Executive Officer was guilty of conduct set forth above in clause (a) or (b) of this Section 2.3, and specifying the particulars thereof in detail.
d.Code means the Internal Revenue Code of 1986, as amended.
e.Company means Flowserve Corporation, a New York corporation, and its successors and assigns.
f.Disability means a long-term disability as defined in and meeting the terms and conditions of the appropriate plan of the Company or a Subsidiary that provides long-term disability benefits to the Company’s or a Subsidiary’s eligible employees (or, as set forth in any successor plans), as applicable to the Eligible Executive Officer, or, if no long-term disability plan is in place or is applicable to the Eligible Executive Officer, a physical or mental condition resulting from bodily injury, disease, or mental disorder which prevents the Eligible Executive Officer from performing his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Administrator, based upon medical reports or other evidence satisfactory to the Administrator.
g.Eligible Executive Officer means an Executive Officer or an employee who served in an Interim Chief Financial Officer role for Company during the two year period prior to November 2, 2018 who is (a) terminated by the Company or a Subsidiary in connection with a Reduction-in-Force, or (b) terminated by the Company or a Subsidiary without Cause; provided, however, in each case, if a Subsidiary has not adopted the Plan pursuant to Article V hereof, no Executive Officer of that Subsidiary shall be an Eligible Executive Officer.
h.Executive Officer means any Vice President or higher of the Company who has been appointed by the Company’s Board of Directors as an Executive Officer.
i.Organization and Compensation Committee means the Organization and Compensation Committee established and appointed by the Board of Directors.
j.Plan means the Flowserve Corporation Executive Officer Severance Plan, as set forth herein, formerly known as the Flowserve Corporation Officer Severance Plan.
k.Reduction-in-Force means the separation of an Executive Officer from employment with the Company or a Subsidiary because of a work force reduction, restructuring, or other cost containment or business decision as designated by the Administrator, in its sole and absolute discretion, from time to time.
l.Separation from Service means a termination of services provided by an Eligible Executive Officer to the Company or a Subsidiary whether voluntarily or involuntarily, other than for death or Disability, as determined by the Administrator in accordance with Treas. Reg. § 1.409A-1(h).
m.Severance Benefit means a benefit to which an Eligible Executive Officer may become entitled pursuant to Article III hereof.
n.Special End of Service. Special End of Service shall mean the voluntary termination of an Eligible Executive Officer’s employment for any reason other than death, Disability, Reduction-In-Force or Cause on or after the date the Eligible Executive Officer attains both (i) age 55 and (ii) 10 years of service with the Company or a Subsidiary.
o.Specified Employee means any Eligible Executive Officer who meets the definition of “specified employee,” as defined in the regulations issued under Section 409A of the Code and using the identification methodology selected by the Organization and Compensation Committee from time to time in accordance with Treas. Reg. § 1.409A-1(i).
p.Subsidiary means any entity in which the Company, directly or indirectly, holds a majority of the voting power or profits or capital interest of such entity.

B. Severance Benefits
a.Eligibility for Severance Benefits.
i.An Eligible Executive Officer shall be entitled to receive a Severance Benefit in accordance with this Article III only if the Administrator, in its reasonable discretion, determines that:
1.the Eligible Executive Officer’s employment with the Company or a Subsidiary has been involuntarily terminated as the result of a Reduction-in-Force or without Cause. For purposes of clarity, an Eligible Executive Officer shall be entitled to receive a Severance Benefit only if such termination constitutes an involuntary Separation from Service;
2.the Severance Benefit described herein is not otherwise duplicative of payments already owed to the Eligible Executive Officer under an employment, pre-existing retention, severance, change-in-control, or other special compensation agreement or pursuant to any applicable laws;
3.the Eligible Executive Officer has not otherwise received and accepted an offer of employment with (A) the Company, (B) a Subsidiary, (C) another company providing services to the Company or a Subsidiary, or (D) any other company that entered into an agreement with the Company or a Subsidiary to purchase, acquire, or transfer the stock or assets of the Company, a Subsidiary, or a group, function or part of the Company or a Subsidiary;
4.the Eligible Executive Officer has not otherwise declined an offer of employment, the terms of which would have permitted the Eligible Executive Officer to continue employment within fifty (50) miles of the location in which the Eligible Executive Officer performed substantially all of his or her services immediately prior to the Reduction-in-Force, with (A) the Company, (B) a Subsidiary, (C) another company providing services to the Company or a Subsidiary, or (D) any other company that entered into an agreement with the Company or a Subsidiary to purchase, acquire, or transfer the stock or assets of the Company, a Subsidiary, or a group, function or part of the Company or a Subsidiary;
5.the Eligible Executive Officer has not terminated from the Company or a Subsidiary for any of the following reasons:
a.death,
b.Disability,
c.resignation,
d.Special End of Service, or
e.discharge for Cause;
6.the Eligible Executive Officer continues to comply with the provisions of any written agreement in effect between the Eligible Executive Officer and the Company or a Subsidiary that contains non-competition, confidentiality and/or non-solicitation provisions, including, without limitation, the terms and conditions of any Restrictive Covenant Agreement; and
7.the Eligible Executive Officer has executed and timely provided a release and covenant not to sue in a form reasonably satisfactory to the Company.
ii.Notwithstanding anything herein to the contrary, if an Eligible Executive Officer has otherwise satisfied the criteria described in Section 3.1(a) above and is rehired by the Company or a Subsidiary, such Eligible Executive Officer’s entitlement to further Severance Benefit payments shall cease immediately, unless the Administrator, in its sole and absolute discretion, determines that the relationship between the former Eligible Executive Officer and the Company or a Subsidiary for whom services are being provided constitutes a non-employee consulting relationship and that continued payment of such benefits is permitted by applicable law without adverse consequences to either the Company or the Subsidiary or the Eligible Executive Officer, including, without limitation, under Section 409A of the Code, as determined by the Administrator in its sole and absolute discretion. Regardless of the nature of a former Eligible Executive Officer’s relationship with the Company or Subsidiary, if such former Eligible Executive Officer provides services to or for the Company or a Subsidiary following a Reduction-

in-Force, such former Eligible Executive Officer shall not be obligated to repay any Severance Benefits that have been paid pursuant to the Plan.
b.Salary Continuation.
i.Salary continuation benefits paid to an Eligible Executive Officer who has satisfied the applicable requirements reflected in Section 3.1 above shall be based upon the amounts determined under Section 3.2(b) below and shall continue until the earlier of:
1.the date that is twenty-four (24) months following the Eligible Executive Officer’s termination of employment, or
2.the date the Eligible Executive Officer fails to comply with the provisions of any written agreement in effect between the Eligible Executive Officer and the Company or a Subsidiary that contains non-competition, confidentiality and/or non-solicitation provisions, including, without limitation, the terms and conditions of any Restrictive Covenant Agreement.
ii.The amount of each salary continuation benefit payment that shall be paid to an Eligible Executive Officer during the applicable salary continuation period described in Section 3.2(a) above shall be calculated by the Administrator, in its sole and absolute discretion, by dividing the Eligible Executive Officer’s annual base salary (excluding all bonuses and financial perquisites) immediately prior to the Eligible Executive Officer’s termination of employment by the number of regularly scheduled paydays on which the Eligible Executive Officer would have otherwise been paid during the year if a termination of employment had not occurred; provided, however, that if an Eligible Executive Officer is on an approved short-term disability leave or on designated leave pursuant to the Family and Medical Leave Act or other similar law, such Eligible Executive Officer’s salary continuation benefits shall be based upon the Eligible Executive Officer’s salary immediately preceding the inception of the leave.
iii.Salary continuation benefits shall commence on the date that would have otherwise been the Eligible Executive Officer’s next regularly scheduled payday following the later of (i) the Eligible Executive Officer’s termination of employment or (ii) the expiration of the revocation period provided in the release executed by the Eligible Executive Officer in connection with the Plan (provided that if the time period for executing and returning the release begins in one taxable year and ends in a second taxable year, such salary continuation benefits shall not commence until the second taxable year). Notwithstanding the foregoing, if the Eligible Executive Officer is a Specified Employee, to the extent any amount payable pursuant to this Section 3.2 is subject to, and not otherwise exempt from the requirements of Section 409A of the Code, no payment of such amount shall be made before the first day after the end of the six (6) month period immediately following the date on which the Eligible Executive Officer experiences a Separation from Service, or if earlier, on the date of the Eligible Executive Officer’s death.
iv.Each amount that is paid to an Eligible Executive Officer pursuant to this Section 3.2 shall be treated as a separate payment for purposes of Section 409A of the Code.
c.Annual Incentive Plan Equivalent Bonus.
i.In addition to the salary continuation benefit described in Section 3.2 above, each Eligible Executive Officer who is terminated by the Company or a Subsidiary in connection with a Reduction-in-Force or without Cause shall be entitled to receive a lump-sum supplemental severance payment, as described in this Section 3.3(a). Provided that the Company actually satisfies the threshold performance goals for a performance metric established under the Flowserve Corporation Annual Incentive Plan for the performance period in which the Eligible Executive Officer’s termination of employment occurs, the Eligible Executive Officer will be entitled to receive a supplemental severance payment in an amount substantially equivalent to the amount of such Eligible Executive Officer’s target bonus opportunity allocated to that particular performance metric under the Flowserve Corporation Annual Incentive Plan. For the avoidance of doubt, (i) no amount shall be payable under this Section 3.3(a) in respect of any performance metric for which the threshold performance goal is not attained; and (b) in no event may the lump-sum supplemental severance payment described in this Section 3.3(a) be any higher than the Eligible Executive Officer’s total target bonus opportunity under the Flowserve Corporation Annual Incentive Plan. The Eligible Executive Officer shall not receive a

Flowserve Corporation Annual Incentive Plan payment for the performance period in which the Eligible Executive Officer’s termination of employment occurs.
ii.Payment of a supplemental severance payment described in Section 3.3(a) above, shall be made at the same time as payments are made under the Flowserve Corporation Annual Incentive Plan; provided, however, that if the Eligible Executive Officer is a Specified Employee, to the extent any amount payable pursuant to this Section 3.3 is subject to, and not otherwise exempt from the requirements of Section 409A of the Code, no payment of such amount shall be made before the first day after the end of the six (6) month period immediately following the date on which the Eligible Executive Officer experiences a Separation from Service, or if earlier, on the date of the Eligible Executive Officer’s death.
d.Stock Plan Participation.
i.In addition to the salary continuation benefit described in Section 3.2 above and the supplemental severance payment described in Section 3.3 above, each Eligible Executive Officer who is terminated by the Company or a Subsidiary in connection with a Reduction-in-Force or without Cause shall continue to remain eligible to receive a pro-rated amount of the performance shares or units, as applicable, granted under the Company’s Equity and Incentive Compensation Plan or a successor plan (the “Equity Plan”) that are outstanding on his or her termination date and that has a performance cycle that will end in the year that contains the termination date based on the number of months completed for the performance cycle. Whether the performance shares or units, as applicable, ultimately vest on the vesting date will be determined by the Board in its normal course of business in accordance with the terms and conditions of the Equity Plan.
ii.In addition to the salary continuation benefit described in Section 3.2 above, the supplemental severance payment described in Section 3.3 above, and the pro-rated amount for the performance shares or units, as applicable, each Eligible Executive Officer who is terminated by the Company or a Subsidiary in connection with a Reduction-in-Force or without Cause who has an outstanding restricted stock award that was granted prior to February 15, 2022, and that would otherwise vest within ninety (90) calendar days after the Eligible Executive Officer’s termination date will be eligible to receive a cash payment in lieu of such restricted stock award. The cash payment in lieu of the restricted stock award will be calculated by multiplying (1) the number of shares that would otherwise vest within ninety (90) calendar days after the Eligible Executive Officer’s termination date by (2) the average closing price per share of the Company’s Common Stock on the applicable national stock exchange during the last twenty (20) trading days in the month preceding the Eligible Executive Officer’s termination date, unless there are less than twenty (20) trading days in the month preceding the Eligible Executive Officer’s termination date, and then the total number of trading days in the month preceding the Eligible Executive Officer’s termination date. The amount payable pursuant to this Section 3.4(b) shall be paid in a lump sum within sixty (60) days of the Eligible Executive Officer’s date of termination. For the avoidance of doubt, any outstanding time-based awards granted under the Equity Plan shall be treated as set forth in the applicable grant agreement and Equity Plan document.
C. Claims Procedures
a.Initial Claim. If an individual makes a written request alleging a right to receive benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Administrator shall treat it as a claim for benefits. All claims for benefits under the Plan shall be sent in writing to the Administrator and must be received within thirty (30) days after the effective date of the Eligible Executive Officer’s termination of employment. If the Administrator, in its sole and absolute discretion, determines that a claimant is not entitled to receive all or any part of the benefits claimed, the Administrator will inform the claimant in writing of its determination and an explanation regarding the reason for its determination.
b.Initial Claim Determination.
i.Once the Administrator makes a determination regarding a claim, the Administrator will send, by means of U.S. mail, hand delivery or e-mail, a written notice providing:
1.the Administrator’s determination,
2.the basis for the determination (along with appropriate references to pertinent provisions on which the denial is based),

3.a description of any additional material or information necessary to perfect the claim and an explanation of why such material is necessary, and
4.the procedure that must be followed to obtain a review of the determination, including a description of the appeals procedure and how to bring a civil action for benefits under section 502(a) of ERISA.
ii.The initial claim determination notice described above will be provided within a reasonable period of time, but no later than ninety (90) days from the day the Administrator received the claim, unless grounds for an extension (reflected in Section 4.2(c) below) exist.
iii.Grounds for an extension may arise in certain instances when the Administrator, for reasons beyond its control, cannot make a determination within the initial ninety (90) day period. In such situations, the Administrator, acting in its sole and absolute discretion, may extend the initial ninety (90) day period for up to an additional ninety (90) days (for a total of 180 days); provided the Administrator:
1.determines that an extension is necessary due to matters beyond its control, and
2.provides the claimant with written notice (which may be communicated by mail, hand delivery, or e-mail) prior to the expiration of the initial determination period that:
a.an extension is necessary,
b.the reason for the extension, and
c.when a determination is expected to be rendered.
c.Appeal of a Denied Claim.
i.If a claim for benefits is denied, either in whole or in part, and the claimant wants to contest such denial, the claimant must appeal the Administrator’s denial by requesting a review of the claim by the Appeals Administrator. A claimant has the following rights if a claim for benefits is denied (whether in whole or in part):
1.an opportunity to request an appeal,
2.the ability to submit written comments, documents, records and other information in connection with the appeal, and
3.reasonable access to, and copies of, all documents, records, and other information relevant to the denied claim at no charge.
ii.If a claimant chooses to file an appeal of a claim that was denied in whole or in part, the request for review must be received within sixty (60) days of the date in which the claimant received notice from the Administrator indicating that the initial claim was denied.
iii.The review of an initial adverse determination by the Appeals Administrator will take into account all comments, documents, records and other information that has been submitted, without regard to whether such information was submitted and considered by the Administrator in the initial determination.
iv.In reviewing appeals, no deference will be given to an initial adverse benefit determination by the Administrator, and the review itself will be conducted by an appropriate named fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal nor the subordinate of such individual.
v.If, following an appeal, a claim is denied, either in whole or in part, after a review of the appeal and any additional information that a claimant has submitted, a notice containing the following information (which will be provided in writing by U.S. mail, hand delivery, or e-mail) will be provided within a reasonable period of time, but not later than sixty (60) days from the date that a request for a review was received, unless grounds for an extension reflected in Section 4.3(f) below exist:
1.the specific reason or reasons for the decision, including any adverse determinations,
2.references to the specific provisions on which the determination was based,
3.a statement describing how to request reasonable access to, and copies of, all documents, records, and other information that is relevant to the denied claim (free of charge),
4.a description of any voluntary appeals procedure, if any, and how to obtain information about such procedure, and
5.the ability to bring a cause of action for benefits under section 502(a) of ERISA.

vi.Grounds for an extension may arise in certain instances when, due to events beyond the Appeals Administrator’s control, a decision cannot be made within the initial sixty (60) day period. In such situations, the initial sixty (60) day period may be extended for up to an additional sixty (60) days (for a total of one-hundred and twenty (120) days); provided:
1.a determination is made that an extension is necessary due to matters beyond the Appeals Administrator’s control, and
2.the claimant is provided with written notice (which may be communicated by mail, hand delivery, or e-mail) prior to the expiration of the initial determination period that:
a.an extension is necessary,
b.the reason for the extension, and
c.when a determination is expected to be rendered.
D. Adoption of the Plan by Subsidiaries
The Plan may be adopted by any Subsidiary if the Organization and Compensation Committee or its delegate approves such adoption. Upon such adoption, the provisions of the Plan shall be fully applicable to the Eligible Executive Officers of that Subsidiary. At any time that a Subsidiary ceases to qualify as a Subsidiary, it shall no longer be eligible to participate hereunder and any Eligible Executive Officers in its employ shall no longer be eligible to receive benefits under the Plan.
A. Amendment and Termination
a.Amendment and Termination. Although the Company expects to continue the Plan for a five (5) year period from the Effective Date, the Plan may be amended, changed, replaced, extended or terminated by the Organization and Compensation Committee or its delegate at any time, in its sole and absolute discretion. The Organization and Compensation Committee or its delegate shall have full authority to amend any provision of the Plan to reduce, eliminate or alter benefits payable hereunder, or to alter, in any way, the criteria for eligibility to participate herein.
b.Form of Amendment. The form of any Amendment of the Plan shall be a written instrument signed by any person authorized to sign by the Organization and Compensation Committee or its delegate. An amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to the rights of all Eligible Executive Officers hereunder.
B. Miscellaneous
a.Employment Status. The Plan does not constitute a contract of employment or impose upon the Company or any Subsidiary any obligation to retain the Eligible Executive Officer as an employee, to change or not change the status of the Eligible Executive Officer’s employment, or to change the Company’s policies or those of its Subsidiaries regarding termination of employment.
b.Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
c.Governing Law. To the extent not preempted by ERISA, the Plan and all provisions hereunder shall be governed by, administered under, and construed in accordance with the laws of the state of Texas, without giving effect to principles of conflict of law.
d.Funding. The Plan is funded through the general assets of the Company and all payments of Severance Benefits with respect to a particular Eligible Executive Officer shall be paid from the general assets of the Company. Neither the Company nor the Administrator shall have any obligation to establish a trust or fund for the payment of benefits under the Plan or to insure any of the benefits under the Plan. None of the officers, members of the Board, or agents of the Company, any Subsidiary or the Administrator guarantees in any manner the payment of benefits hereunder.
C. General Information
a.Official Plan Name. Flowserve Corporation Executive Officer Severance Plan Section
b.Plan Sponsor.
Flowserve Corporation
5215 N. O’Connor Blvd. Irving, TX 75039 (972) 443-6500
a.Employer Identification Number. 31-0267900
b.Plan Number. 504
c.Plan Year. January 1 through December 31

d.Type of Plan. Welfare benefit plan providing severance benefits to certain officers in the event of a reduction-in-force or termination without Cause.
e.Type of Administration. The Plan is administered by the Plan Administrator.
f.Claims Administrator. The Plan Administrator for the Flowserve Corporation Executive Officer Severance Plan:
Flowserve Corporation 5215 N. O’Connor Blvd. Irving, TX 75039 (972) 443-6500
a.Agent for Service of Legal Process. Flowserve Corporation
General Counsel 5215 N. O’Connor Blvd. Irving, TX 75039 (972) 443-6500
a.Funding. The Plan is funded through the general assets of the Company.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 17th day of August, 2022.

FLOWSERVE CORPORATION

Date: August 17, 2022

/s/ Susan Hudson
Susan Hudson Sr. Vice President and Chief Legal Officer